UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 5, 2018

Horizon Pharma Public Limited Company

(Exact name of registrant as specified in its charter)

Ireland	001-35238	Not Applicable
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

Connaught House, 1st Floor, 1 Burlington Road,

Dublin 4, D04 C5Y6, Ireland

(Address of principal executive offices)

Registrant’s telephone number, including area code: 011-353-1-772-2100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On January 5, 2018, the compensation committee of our board of directors (the “Compensation Committee”), approved certain compensatory arrangements with respect to our executive officers as described below. As discussed in our proxy statement for our May 3, 2017 annual general meeting of shareholders, after considering investor feedback and market compensation practices, our Compensation Committee determined that we would not grant equity awards to our executive officers that were intended to cover a multiple year period and to instead adopt a regular annual long-term incentive program, commencing with the 2018 Long-Term Incentive Program awards described below.

2018 Long-Term Incentive Program

Members of the company leadership team, including our named executive officers, did not receive refresher equity grants in 2016 or 2017, and the 2014/2015 performance program, which included performance share units and a cash long-term incentive plan, will most likely not be earned and paid out at any amount. The following 2018 Long-Term Incentive Program was designed in conjunction with Radford, the compensation consultant to the Compensation Committee. Radford provided the Compensation Committee with detailed analysis of the equity compensation for each executive position relative to those at our peer companies including the value of each executive’s unvested equity relative to peers, which were among the factors considered by the Compensation Committee in approving the following program.

Restricted Stock Unit Awards

The Compensation Committee approved restricted stock unit grants for the members of our executive leadership team, including our named executive officers, as set forth below (“RSU Awards”). The vesting of the RSU Awards is subject to shareholder approval of amendments to the 2014 EIP which will be set forth in the proxy statement for our 2018 annual general meeting of shareholders. Timothy P. Walbert, chairman, president and chief executive officer, received 458,899 RSUs Awards; each of Robert F. Carey, executive vice president, chief business officer, and Paul W. Hoelscher, executive vice president and chief financial officer, received 197,087 RSU Awards; Barry J. Moze, executive vice president and chief administrative officer, received 51,779 RSU Awards; and David A. Happel, executive vice president, commercial development, received 20,388 RSU Awards.

The RSU Awards will vest 1/3rd annually on each anniversary of January 5, 2018, subject to the individuals’ continued services through the applicable vesting dates. The RSU Awards are also subject to accelerated vesting upon certain qualifying terminations of employment in connection with change of control events, and any vesting acceleration provisions set forth in our executive employment agreements. If a definitive agreement for a change in control is executed prior to our 2018 annual general meeting of shareholders and certain other employment conditions are satisfied, the RSU Awards will be deemed vested, but settled pursuant to a cash payment equal to the value of the shares that would otherwise have been issued if the RSU Award had vested.

Any shares issued in settlement of an RSU Award granted to a Section 16 officer will be subject to a minimum holding period of one year before the shares may be sold or transferred.

Equity Long-Term Incentive Program and 2018 Performance Share Awards

The Compensation Committee approved an equity long-term incentive program for our executive leadership team, including our named executive officers (the “Equity LTIP”) and approved performance share awards to be granted under the Equity LTIP for 2018 as described below (the “PSU Awards”). A copy of the Equity LTIP is attached as exhibit 99.1. Timothy P. Walbert, chairman, president and chief executive officer, received a 458,899 target PSU Award; each of Robert F. Carey, executive vice president, chief business officer, and Paul W. Hoelscher, executive vice president and chief financial officer, received a 197,087 target PSU Award; Barry J. Moze, executive vice president and chief administrative officer, received a 51,779 target PSU Award and David A. Happel, executive vice president, commercial development, received a 20,388 target PSU Award. The maximum PSU Award granted to any individual that may vest will in no event exceed 200% of the applicable target PSU Award.

The vesting of the PSU Awards is contingent upon shareholder approval of amendments to the 2014 EIP which will be set forth in the proxy statement for our 2018 annual general meeting of shareholders. If a definitive agreement for a change in control is executed prior to our 2018 annual general meeting of shareholders, and certain other employment conditions are satisfied, the PSU Award will be deemed vested pursuant to the criteria summarized below, but will be settled pursuant to a cash payment equal to the value of the shares that would otherwise have been issued if the PSU Award had vested.

Any shares issued in settlement of a PSU Award granted to an executive officer will be subject to a minimum holding period of one year before the shares may be sold or transferred.

Relative TSR Portion of PSU Award Vesting Criteria

30% of the PSU Award that may vest (such portion of the PSU Award, the “Relative TSR PSU”) will be determined by reference to the level of our relative total shareholder return over the three-year period ending December 31, 2020, as measured against the total shareholder return of each company included in the NASDAQ Biotechnology Index (NBI) during such three-year period. Generally, in order to earn any portion of the Relative TSR PSU, the participant must also remain in our continuous service with the Company through the earlier of January 1, 2021 or the date immediately prior to a change in control. If a change in control occurs prior to December 31, 2020, the level of our relative total shareholder return will be measured through the date of the change in control.

Net Sales Portion of PSU Award Vesting Criteria

70% of the PSU Award that may vest (such portion of the PSU Award, the “Net Sales PSU”), will be determined by reference to our net sales for our business units during 2018, weighted with the rheumatology and orphan business units comprising the majority of the target sales (with respect to the total PSU Award):

If, and to the extent earned, the Net Sales PSU portion will vest in three equal annual installments on each anniversary of January 5, 2018, subject to the participant’s continued service with the Company through the applicable vesting dates.

If a divestiture of any of our business units occurs before December 31, 2018, other than in connection with a change in control, the portion of the Net Sales PSU that may vest based upon nets sales of the applicable business unit will be calculated based on the greater of: (i) 100% achievement of net sales target for the applicable business unit or, (ii) the portion of the Net Sales PSU that would have been earned if the divestiture had not occurred as determined by the Compensation Committee.

If a change in control occurs before December 31, 2018, the portion of the Net Sales PSU that may vest will be calculated based on the greater of: (i) 100% achievement of net sales target for the applicable business unit or, (ii) the portion of the Net Sales PSU that would have been earned if the divestiture had not occurred, as determined by the Compensation Committee.

Cash Incentive Program and 2018 Awards

The Compensation Committee also approved a performance cash incentive program for our executive leadership team, including our named executive officers (the “Cash Incentive Program”) and approved awards under the Cash Incentive Program for 2018. A copy of the Cash Incentive Program is attached as exhibit 99.2.

Participants receiving awards under the Cash Incentive Program for 2018 will be eligible to earn a cash bonus based upon target award levels set forth below and based upon achievement of specified corporate goals. Timothy P. Walbert, chairman, president and chief executive officer, received a $3 million target award; each of Robert F. Carey, executive vice president, chief business officer, and Paul W. Hoelscher, executive vice president and chief financial officer, received a $900,000 target award; Barry J. Moze, executive vice president and chief administrative officer, received a $375,000 target award and David A. Happel, executive vice president, commercial development, received a $200,000 target award. In no event will the actual cash bonus award to any individual exceed 150% of the target cash bonus award approved for such participant.

The criteria for the cash plan is focused on ensuring the Company achieves key milestones with its two key growth/value drivers, KRYSTEXXA and teprotumumab, in 2018 and beyond.

70% of the actual cash bonus award that may be earned under the Cash Incentive Program for 2018 will be determined by reference to achieving an aggressive percentage increase in KRYSTEXXA vial sales during 2018 as compared to KRYSTEXXA vial sales during 2017. 30% of the actual award will be determined by reference to the achieving patient enrollment levels in the Teprotumumab phase 3 clinical trial by December 31, 2018.

If and to the extent earned based upon application of the performance criteria, such determined portion of cash bonus award will vest and become payable in three equal annual installments on each anniversary of January 5, 2018, subject to the participant’s continued services with us through the applicable vesting dates or the date of any earlier change in control, or a termination due to death or disability.

If a change in control occurs before December 31, 2018, the cash bonus award will be calculated by reference to the greater of the target cash bonus award amount or such cash bonus amount as would have been earned if the change in control had not occurred, to the extent reasonably calculable, and as determined by the Compensation Committee.

Amendment to 2014 Equity Incentive Plan

The Compensation Committee approved an amendment to our 2014 Equity Incentive Plan, as amended (the “2014 EIP”), to reserve an additional 800,000 of our ordinary shares to be used exclusively for grants of awards to individuals who were not previously employees or non-employee directors of ours (or following a bona fide period of non-employment with us), as an inducement material to the individual’s entry into employment with us within the meaning of Rule 5635(c)(4) of the NASDAQ Listing Rules (“Rule 5635(c)(4)”). The 2014 EIP was amended by the Compensation Committee to increase the inducement pool without shareholder approval pursuant to Rule 5635(c)(4). A copy of the 2014 EIP, as amended, is attached as exhibit 99.3.

Incentive Compensation Recoupment Policy

The Compensation Committee approved an incentive compensation recoupment policy which provides for recoupment of certain compensation paid to executive officers of the Company under certain circumstances involving material financial restatements (the “Recoupment Policy”). A copy of the Recoupment Policy is attached as exhibit 99.4. Amounts payable under the Cash Incentive Program and in settlement of PSU Awards granted under our 2018 Long-Term Incentive Program, as described above, are subject to potential recoupment in accordance with the terms of the Recoupment Policy.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Horizon Pharma Public Limited Company Equity Long Term Incentive Program

99.2	Horizon Pharma Public Limited Company Cash Incentive Program

99.3	Horizon Pharma Public Limited Company 2014 Equity Incentive Plan, as amended

99.4	Horizon Pharma Public Limited Company Incentive Compensation Recoupment Policy

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 11, 2018	HORIZON PHARMA PUBLIC LIMITED COMPANY

	By:	/s/ Paul W. Hoelscher
Paul W. Hoelscher
Executive Vice President and Chief Financial Officer